SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 25, 2015

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, California 92019-4601
(Address of principal executive office)
Issuer's telephone number:  (619) 383-6600

Item 1.01  Entry into a Material Definitive Agreement

On November 25, 2015, Royale Energy, Inc., entered into a Securities Purchase Agreement (the “Agreement”) and related agreements with a group of individual investors.  Under the terms of the agreements, the investors purchased 497,948 shares of Royale’s common stock at 0.408 per share, and received warrants to purchase up to 248,973 shares (the “Warrants’) of stock at $1.00 per share for three (3) years, for a total of $203,165 in gross proceeds,.  Each Warrant becomes exercisable one year from the date of issuance.  Each Warrant contains customary adjustments for corporate events such as reorganizations, splits, and dividends.

The offering of the shares was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective by the SEC (file no. 333-203229) on May 20, 2015.

The sale proceeds will be used to fund Royale’s upcoming drilling campaign scheduled to begin in December 2015, for operating capital and to defray the costs of the offering.

The description of the private placement herein and related documentation disclosed in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, the form of the Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this report and are incorporated herein by reference.

The Agreement and the Warrants have been attached as Exhibits to this Report to provide information regarding its terms. It is not intended to provide any other factual information about Royale. The Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Agreement. Accordingly, potential investors and shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Royale’s public disclosures.

A copy of the press release announcing the signing of the Agreement is incorporated herein and attached to this report as Exhibit 99.1.

Item 9.01  Exhibits

Exhibit 4.1	Form of Warrants
Exhibit 10.1	Securities Purchase Agreement
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: November 27, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President and Chief Financial Officer